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                                                                   EXHIBIT 10.11
[LOGO]

April 17, 1998

Bob Erickson
[Address]


Dear Bob,

Synplicity, Inc. is pleased to confirm our offer of regular, full-time employment starting April 22, 1998, as Vice President of Engineering in our Silicon Valley office. In this position, you will be reporting to Bernie Aronson. Your primary responsibilities as Vice President of Engineering will be managing the development and corporate applications/support groups.

Here are some details of the offer.

PAY: Your base starting pay will be equivalent to $180,000 per year. As a professional (exempt) employee, you will be paid on a salaried basis, with paydays occurring semi-monthly, on the fifteenth and the last business day of each month.

If your employment is terminated without cause, Synplicity will pay you a lump sum of six months additional base salary. "Cause" will be defined as the determination by the CEO or the board of directors that you have refused to follow CEO or board directives, violated your non-disclosure agreement with the company or your duties of loyalty or care, committed a felony or an act of moral turpitude or other action not becoming of an officer, engaged in actions which involved gross negligence or willful misconduct in the performance of your duties, or the like.

STOCK: It will be recommended to the Board of Directors that you receive an Incentive Stock Option (ISO) for two hundred sixty thousand (260,000) shares of Synplicity common stock, in accordance with the 1995 Synplicity, Inc. Stock Option Plan, as amended. Your option price will be at the fair market value determined by the Board of Directors at the next Board meeting held after your hire date. All grants are contingent upon Board approval.

If all or substantially all of Synplicity's assets or outstanding shares are sold, or if Synplicity is a party to a merger as a result of which Synplicity shareholders do not own more than 50% of the surviving entity, and your employment is terminated without cause (as defined herein) or constructively terminated without cause within twelve months after such sale or merger ("Sales Transaction"), this ISO will immediately vest for an additional twelve months. Constructive termination will mean a resignation following a change in business location outside the San Francisco Bay Area, a reduction in salary, or a diminution in responsibilities such that you no longer have a role commensurate with the position of a senior manager in charge of an engineering department similar in size to Synplicity's.
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SIGN-ON BONUS: You will receive a one time sign-on bonus of $36,000, payable on your first paydate.

RELOCATION EXPENSES: Synplicity will reimburse you for relocation expenses for you and your family from Oregon to the Bay Area. Copies of your receipts are required for reimbursement. Expenses are covered as follows: Up to $10,000 in expenses to transport your personal belongings from Oregon to the Bay Area.

Synplicity will also provide a one-bedroom furnished apartment for the period of four months to enable your transition.

HEALTH BENEFITS: Synplicity offers group medical, dental and vision benefits for all full-time, regular employees effective on your hire date.

401K: Synplicity has a 401K plan. The plan has quarterly enrollment and a partial company matching. We will provide you with details when you begin your employment.

OTHER BENEFITS: All full-time, regular Synplicity employees receive Life Insurance, Short Term Disability, and Travel AD&D insurance effective on your hire date.

PAID TIME OFF (PTO): Synplicity's current policy is as follows: Synplicity allows 15 days of paid time-off per year for vacation, sick time, doctor's appointments, and other personal time off.

OFFICIAL HOLIDAYS: Holidays include: New Year's Day (Jan. 1); President's Day (third Monday in February), Memorial Day (last Monday in May); Independence Day (July 4th); Labor Day (first Monday in September); Thanksgiving day and the day after (last Thursday & Friday in November); and, Christmas Day and the day after (December 25/th/ & 26).

With your employment, comes the responsibility that you will honor any confidentiality agreements you have signed with other companies. If you have any confidential information or trade secrets, written, or otherwise known by you, you are not to bring them to Synplicity, and you agree not to use them on the job in any way. You attest that you have not signed a "non-competition" agreement or any other agreement that would prohibit you from working here. This offer is contingent upon reviewing your current confidentiality agreement at Ambit (if any exist).

Your employment is "At Will". Both you and Synplicity agree that your employment is completely voluntary in nature, and will not be for a specific duration or term.
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Page 3

Bob, we are very excited about the prospect of having you as a member of the Synplicity team and believe you will find us to offer many exciting challenges of a small company, and a dynamic environment.

You may accept this offer by signing below and sending it back. We anxiously await your positive acknowledgment of this employment offer and look forward to you officially joining us here at Synplicity.

Sincerely,



/s/ Ken McElvain
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Ken McElvain, Chief Technical Officer



/s/ Bernie Aronson
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Bernie Aronson, President and CEO



/s/ Bob Erickson         4/21/98         4/22/98
----------------         -------         -------
Bob Erickson,            Today's Date    Start Date

I accept your offer of employment with all the terms and conditions described herein, and agree to sign, on my first day, Synplicity's standard employment confidentiality agreement. Also, by signing this agreement, I attest that I am legally allowed to work in the United States.

This offer is valid until April 20, 1998.